                                  Exhibit 23(k)

             Financial Statements - Transamerica Fund Advisors, Inc.

FINANCIAL STATEMENTS

Transamerica Fund Advisors, Inc.
Years Ended December 31, 2006, 2005, and 2004
With Report of Independent Registered Public Accounting Firm

                        Transamerica Fund Advisors, Inc.

                              Financial Statements

                  Years Ended December 31, 2006, 2005, and 2004


                                    CONTENTS

Report of Independent Registered Public Accounting Firm...........................................................1

Financial Statements

Statements of Financial Condition.................................................................................2
Statements of Income..............................................................................................3
Statements of Changes in Stockholders' Equity.....................................................................4
Statements of Cash Flows..........................................................................................5
Notes to Financial Statements.....................................................................................6

                     ERNST & YOUNG LLP                     Phone: (515) 243-2727
                     Suite 3000                            www.ey.com
                     801 Grand Avenue
                     Des Moines, IA 50309-2764


             Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Transamerica Fund Advisors, Inc.

We have audited the accompanying statements of financial condition of Transamerica Fund Advisors, Inc. (the Company) as of December 31, 2006 and 2005, and the related statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Transamerica Fund Advisors, Inc. at December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States.

February 19, 2007

                                                               Ernst & Young LLP

                        Transamerica Fund Advisors, Inc.

                        Statements of Financial Condition
                  (Dollars in Thousands Except Per Share Data)


                                                                     DECEMBER 31
                                                                 -----------------
                                                                   2006      2005
                                                                 -------   -------
ASSETS
Cash                                                             $    --   $     4
Certificate of deposit                                                --       142
Investment in mutual funds (cost: 2006 -- $4,335)
   2005 -- $3,443)                                                 4,841     3,971
Investment advisory fees receivable                               21,546    17,931
Intercompany receivable                                           29,638    26,617
Goodwill                                                          23,086    23,086
Other assets                                                          --        19
                                                                 -------   -------
Total assets                                                     $79,111   $71,770
                                                                 =======   =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
   Investment subadvisory fees payable                           $10,451   $10,890
   Intercompany payable                                           31,049    14,639
   Deferred income tax liability                                   2,857     1,904
   Payable under tax allocation agreement                          3,974     6,299
   Accrued liabilities                                             2,342     1,201
                                                                 -------   -------
Total liabilities                                                 50,673    34,933

Stockholders' equity:
     Common stock, par value $1.00 per share 100,000 shares --       100       100
       authorized, issued, and outstanding
   Accumulated other comprehensive income -- net
      unrealized investment gains                                    301       389
   Additional paid-in capital                                     22,532    29,749
   Retained earnings                                               5,505     6,599
                                                                 -------   -------
Total stockholders' equity                                        28,438    36,837
                                                                 -------   -------
Total liabilities and stockholders' equity                       $79,111   $71,770
                                                                 =======   =======

See accompanying notes.

                        Transamerica Fund Advisors, Inc.

                              Statements of Income
                             (Dollars in Thousands)


                                              YEAR ENDED DECEMBER 31
                                          ------------------------------
                                            2006       2005       2004
                                          --------   --------   --------
REVENUES
Investment advisory fees, net             $235,841   $202,060   $183,711
Other income                                 1,971      2,250        585
                                          --------   --------   --------
Total revenues                             237,812    204,310    184,296

EXPENSES
Investment subadvisory fees                116,525     99,197     91,300
Service fees payable to related parties     97,413     16,661         --
Administrative fees                            335        380        474
General and administrative expenses          5,068      4,810      6,206
Interest expense                               204         --         --
                                          --------   --------   --------
Total expenses                             219,545    121,048     97,980
                                          --------   --------   --------

Income before income tax expense            18,267     83,262     86,316

Income tax expense:
   Current                                   5,474     33,375     34,142
   Deferred                                    887        389        464
                                          --------   --------   --------
                                             6,361     33,764     34,606
                                          --------   --------   --------
Net income                                $ 11,906   $ 49,498   $ 51,710
                                          ========   ========   ========

See accompanying notes.

                        Transamerica Fund Advisors, Inc.

                  Statements of Changes in Stockholders' Equity
                             (Dollars in Thousands)


                                                                ACCUMULATED
                                                                   OTHER           ADDITIONAL
                                               COMMON          COMPREHENSIVE         PAID-IN          RETAINED
                                               STOCK               INCOME            CAPITAL          EARNINGS          TOTAL
                                         ------------------- ------------------- ---------------- ---------------- ----------------
Balance at January 1, 2004                             $100                $485          $27,864           $4,004          $32,453
   Comprehensive income:
     Net income                                          --                  --               --           51,710           51,710
     Change in net unrealized
        investment gains, net of
        deferred taxes of $221                           --                 410               --               --              410
                                                                                                                   ---------------
   Total comprehensive income                                                                                               52,120
   Dividends paid to stockholders                        --                  --               --          (50,589)         (50,589)
                                         ------------------  ------------------  ---------------  ---------------  ---------------
Balance at December 31, 2004                            100                 895           27,864            5,125           33,984
   Comprehensive income:
     Net income                                          --                  --               --           49,498           49,498
     Change in net unrealized
        investment gains, net of
        deferred taxes of $343                           --                (506)              --               --             (506)
                                                                                                                   ---------------
   Total comprehensive income                                                                                               48,992
   Capital contribution related to tax
     allocation agreement                                --                  --            1,885               --            1,885
   Dividends paid to stockholders                        --                  --               --          (48,024)         (48,024)
                                         ------------------  ------------------  ---------------  ---------------  ---------------
Balance at December 31, 2005                            100                 389           29,749            6,599           36,837
   Comprehensive income:
     Net income                                          --                  --               --           11,906           11,906
     Change in net unrealized
        investment gains, net of deferred
        taxes of $66                                     --                 (88)              --               --              (88)
                                                                                                                   ---------------
   Total comprehensive income                                                                                               11,818
   Capital contribution related to tax
     allocation agreement                                --                  --            2,783               --            2,783
   Return of capital to stockholders                     --                  --          (10,000)              --          (10,000)
   Dividends paid to stockholders                        --                  --               --          (13,000)         (13,000)
                                         ------------------  ------------------  ---------------  ---------------  ---------------
Balance at December 31, 2006                           $100                $301          $22,532           $5,505          $28,438
                                         ==================  ==================  ===============  ===============  ===============

See accompanying notes.

                        Transamerica Fund Advisors, Inc.

                            Statements of Cash Flows
                             (Dollars in Thousands)


                                                                YEAR ENDED DECEMBER 31
                                                           --------------------------------
                                                             2006        2005        2004
                                                           --------    --------    --------
OPERATING ACTIVITIES
Net income                                                 $ 11,906    $ 49,498    $ 51,710
Adjustments to reconcile net income to net cash
   provided by operating activities:
      Deferred income tax                                       887         389         464
      Realized gain on sale of mutual fund investments         (387)       (920)         --
      Changes in other operating assets and liabilities:
         Investment advisory fees receivable                 (3,615)       (341)       (856)
         Intercompany receivable/payable                     13,389     (10,834)     (4,654)
         Investment subadvisory fees payable                   (439)      2,367        (827)
         Other assets                                            19         (19)        345
         Accrued liabilities                                  1,141         292        (319)
         Payable under tax allocation agreement              (2,325)       (508)      5,014
                                                           --------    --------    --------
Net cash provided by operating activities                    20,576      39,924      50,877

INVESTING ACTIVITIES
Cost of investments purchased                                (2,023)     (1,707)       (286)
Proceeds from sale of investments in mutual funds             1,518       7,924          --
Proceeds from redemption of certificate of deposit              142          --          --
Increase in certificate of deposit                               --          (2)         (2)
                                                           --------    --------    --------
Net cash (used in) provided by investing activities            (363)      6,215        (288)

FINANCING ACTIVITIES
Dividends paid to stockholders                              (13,000)    (48,024)    (50,589)

Capital contribution under tax allocation agreement           2,783       1,885          --
Return of capital to stockholders                           (10,000)         --          --
                                                           --------    --------    --------
Net cash used in financing activities                       (20,217)    (46,139)    (50,589)
                                                           --------    --------    --------

Decrease in cash                                                 (4)         --          --

Cash at beginning of year                                         4           4           4
                                                           --------    --------    --------
Cash at end of year                                        $     --    $      4    $      4
                                                           ========    ========    ========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for income taxes                 $  5,017    $ 31,997    $ 29,128
                                                           ========    ========    ========

See accompanying notes.

                        Transamerica Fund Advisors, Inc.

                          Notes to Financial Statements
                             (Dollars in Thousands)

                                December 31, 2006


1. SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATIONS AND NATURE OF BUSINESS

Transamerica Fund Advisors, Inc. (TFAI or the Company) is directly owned by Western Reserve Life Assurance Co. of Ohio (77%) (WRL) and AUSA Holding Company (23%) (AUSA), both of which are indirect wholly owned subsidiaries of AEGON N.V., a holding company organized under the laws of the Netherlands. The Company is the investment advisor for the portfolios in the AEGON/Transamerica Series Trust (ATST), Transamerica IDEX Mutual Funds (IDEX), and Transamerica Income Shares (collectively referred to as the Funds). As investment advisor, the Company is responsible for providing investment management and administrative services to the portfolios of the Funds, including selecting the investment subadvisors. As compensation for these services, the portfolios of the Funds pay the Company a monthly fee based on a percentage of the average daily net assets of each portfolio.

BASIS OF PRESENTATION

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

INVESTMENTS IN SECURITIES

Pursuant to Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities, the Company designated its investment in the Funds as "available for sale". Available-for-sale securities are reported at market value, and unrealized gains and losses on these securities are included directly in stockholders' equity, net of related deferred income taxes. The specific identification method is used in determining realized gains and losses.

At December 31, 2006, unrealized investment gains on the investments in the Funds of $506 were comprised of gross unrealized losses of $18 and gross unrealized gains of $524. At December 31, 2005, unrealized investment gains on the investments in the Funds of $528 were comprised entirely of gross unrealized gains.

                        Transamerica Fund Advisors, Inc.

                             (Dollars in Thousands)




1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INVESTMENT ADVISORY AND MANAGEMENT FEES

Investment advisory and management fees earned in 2006, 2005, and 2004 are calculated at annual rates that range from 0.10% to 1.30% of the average daily net assets of the portfolios of the Funds. The investment advisory agreements also provide for the Company to reimburse the portfolios of the Funds to the extent that each of the portfolios' normal operating expenses (exclusive of brokerage commissions, 12b-1 fees, interest, and taxes) exceed the expense limitation of the applicable portfolio.

The Company has entered into subadvisory agreements with various companies to provide investment services to the portfolios of the Funds. As compensation, the Company pays the investment advisors fees ranging from 0.10% to 0.70% of the average daily net assets of the applicable portfolio.

Investment advisory and management fees and subadvisory expenses are recorded as earned.

CERTIFICATE OF DEPOSIT

The certificate of deposit was redeemed during 2006. During 2005, it was reported at cost.

GOODWILL

Goodwill represents the excess of the cost of an acquired entity over the net of the amounts assigned to assets acquired and liabilities assumed. The Company accounts for its goodwill in accordance with SFAS No. 142, Goodwill and Other Intangible Assets, which requires the Company to test goodwill for impairment annually or whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable, rather than amortize. The results of the impairment test indicated no impairment write-off during 2006 or 2005.

RECLASSIFICATIONS

Certain reclassifications have been made to the 2005 and 2004 financial statements to conform to the 2006 presentation.

                        Transamerica Fund Advisors, Inc.

                             (Dollars in Thousands)

1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

DEFERRED INCOME TAXES

Deferred income tax assets or liabilities are computed based on the difference between the financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate. Deferred income tax expenses or benefits are based on the changes in the asset or liability from year to year, excluding deferred tax assets or liabilities applicable to unrealized gains and losses on available-for-sale securities, which are included as a component of accumulated other comprehensive income.

FINANCIAL INSTRUMENTS

The Company's assets and liabilities include various items that meet the definition of financial instruments and require disclosure of their related fair value. Due to the nature of the Company's financial instruments, management does not believe the fair value of such assets and liabilities differ materially from those carrying values included herein.

2. INCOME TAXES

The Company files consolidated federal and state income tax returns with certain affiliates. Under the terms of a tax-sharing agreement, each member of the group has agreed to pay its proportionate share of income taxes calculated on a separate return basis, except that tax credits and net operating loss carryforwards are determined on the basis of the consolidated group.

The provision for income taxes consists of the following for the years ended December 31:



             2006      2005      2004
           -------   -------   -------
Federal    $ 5,818   $28,880   $29,902
State          543     4,884     4,704
           -------   -------   -------
           $ 6,361   $33,764   $34,606
           =======   =======   =======


Deferred income taxes have been established by each member of the consolidated group based on temporary differences within each entity. Deferred income taxes arise primarily from amortization of goodwill.

                        Transamerica Fund Advisors, Inc.

                             (Dollars in Thousands)
2. INCOME TAXES (CONTINUED)

Net deferred income taxes are comprised of gross deferred income tax assets of $55 and gross deferred income tax liabilities of $2,912 at December 31, 2006. Net deferred income taxes are comprised of gross deferred income tax assets of $449 and gross deferred income tax liabilities of $2,353 at December 31, 2005.

Income tax expense for 2005 and 2004 differs from that computed at the applicable statutory federal income tax rate (35%) primarily due to state income taxes.

3. TRANSACTIONS WITH RELATED PARTIES

During 2006, 2005, and 2004, the Company paid dividends of $10,010, $35,872, and $39,459, respectively, to WRL. During 2006, 2005, and 2004, the Company paid dividends of $2,990, $12,152, and $11,130, respectively to AUSA.

During 2006, the Company returned capital to WRL in the amount of $7,700. During 2006, the Company returned capital to AUSA in the amount of $2,300.

During 2006, 2005, and 2004, the Company had investment subadvisory agreements with AEGON USA Investment Management, Inc., a related party and the investment subadvisor to one portfolio of the Funds. As compensation, the Company paid approximately $1,095, $1,282, and $1,122 to AEGON USA Investment Management, Inc. for the years ended December 31, 2006, 2005, and 2004, respectively.

During 2006, 2005, and 2004, the Company had investment subadvisory agreements with Great Companies L.L.C., a related party and the investment subadvisor to six portfolios of the Funds. As compensation, the Company paid approximately $1,652, $3,797, and $3,970 to Great Companies L.L.C. for the years ended December 31, 2006, 2005, and 2004, respectively.

During 2006, 2005, and 2004, the Company had an investment subadvisory agreement with Transamerica Investment Management, L.L.C., a related party and the investment subadvisor to 21 portfolios of the Funds. As compensation, the Company paid approximately $25,425, $19,921, and $18,080 to Transamerica Investment Management, L.L.C. for the years ended December 31, 2006, 2005, and 2004, respectively.

                        Transamerica Fund Advisors, Inc.

                             (Dollars in Thousands)

3. TRANSACTIONS WITH RELATED PARTIES (CONTINUED)

Beginning in 2006, the Company executed an administrative services agreement with five affiliated insurance companies for administrative services of ATST. These affiliates include WRL, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Transamerica Occidental Life Insurance Company, and Peoples Benefit, each an indirect wholly owned subsidiary of AEGON N.V. As compensation, each insurance company receives a fee equal to the net advisory fee spread (advisory revenues less subadvisory expenses) generated by the ATST portfolios, less any applicable general and administrative expenses. During 2006, the Company paid $80,512 in accordance with this agreement.

The Company entered an administrative services agreement with an affiliate, Transamerica Capital, Inc. (TCI), an indirect wholly owned subsidiary of AEGON N.V., for administrative services for IDEX during 2005. As compensation, TCI received an asset-and sales-based fee, not to exceed 25 basis points of eligible assets under management through August 31, 2005 and 19 basis points thereafter. The Company paid $16,633 and $16,661 during 2006 and 2005, respectively, in accordance with this agreement.

4. COMMITMENTS

The IDEX Protected Principal Stock fund provides a guarantee to the shareholder against a falling equity market. The guarantee, which is made by TFAI, provides that if the shareholder's account value as of the guarantee maturity date is less than the remaining original principal invested by the shareholder, the shortfall will be credited to the shareholder's account. TFAI's guarantee to the fund's shareholders is supported financially by an agreement with an affiliated insurance company, Peoples Benefit, whereby Peoples Benefit guarantees payment of TFAI's (or a successor investment advisor's) obligations to shareholders under the guarantee. TFAI pays Peoples Benefit a fee at the annual rate of 0.50% of the fund's average daily net value for this financial support. The Company paid $219, $254, and $331 in accordance with this agreement during 2006, 2005, and 2004, respectively.

The Company has an agreement (the Incentive Program) with a former officer of the Company that provides for an annual payment of 0.01% of certain average assets under management for all variable assets issued with policy issue dates prior to January 1, 2000. The payments under this agreement are to continue until such time as the annualized payment as defined in the agreement is less than $25. The Company paid $116, $125, and $143 during 2006, 2005, and

                        Transamerica Fund Advisors, Inc.

                             (Dollars in Thousands)
4. COMMITMENTS (CONTINUED)

2004, respectively, in accordance with the terms of this agreement. At December 31, 2006, 2005, and 2004, the amount of assets under management with policy issue dates prior to January 1, 2000, was $1,128,761, $1,230,199, and $1,430,998, respectively.

5. REGULATORY PROCEEDINGS

There continues to be significant federal and state regulatory activity relating to financial services companies, particularly mutual fund companies and their investment advisors. As part of an ongoing investigation regarding potential market timing, recordkeeping, and trading compliance issues and matters affecting the Company and certain affiliates and former employees of the Company, the Securities and Exchange Commission staff has indicated that it is likely to take some action against the Company and certain of its affiliates at the conclusion of the investigation. The potential timing and the scope of any such action is difficult to predict. Although the impact of any action brought against the Company and/or its affiliates is difficult to assess at the present time, the Company currently believes that the likelihood that it will have a material adverse impact on them is remote. The Company and its affiliates anticipate working with the SEC to attempt to reach a negotiated settlement, the timing and extent of which cannot be determined at this time. The Company established a reserve related to this matter of $1,000 during 2005 and increased this reserve to $2,000 during 2006. The Company will take such actions that it deems necessary or appropriate to continue providing management services to the funds for which it serves as investment advisor.

The Company and/or its affiliates, and not the funds, will bear the costs of responding to these regulatory matters (such as legal costs) and will bear the costs of resulting restitution or penalties, if any.